EMPLOYMENT TERMINATION AND GENERAL RELEASE AGREEMENT

     THIS EMPLOYMENT TERMINATION AND GENERAL RELEASE AGREEMENT ("Agreement") is made and entered into by and between Matthew A. Megaro ("Megaro" or "Employee") and Trimeris, Inc., a Delaware corporation (the "Company");

                              W I T N E S S E T H:


     WHEREAS, Megaro has decided voluntarily to resign from employment with the Company; and

     WHEREAS, the Company and Megaro have agreed that Megaro's employment with the Company shall terminate, effective as of the close of business on September 1, 1999; and

     WHEREAS, Megaro and the Company now desire to memorialize, by the execution of this Agreement, their understanding with respect to all matters relating to Megaro's termination of employment;

     NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, as well as the payment of the monies and other benefits to Megaro as hereinafter recited, the receipt and sufficiency of which are hereby acknowledged by Megaro, it is agreed as follows:

     SECTION 1. TERMINATION DATE. Employee's tenure as an employee shall cease as of the close of business on September 1, 1999 (the "Termination Date").

     SECTION 2. SEVERANCE BENEFITS. In return for Employee's execution of and adherence to this Agreement, including the releases that form a material part of this Agreement, and provided Employee does not revoke this Agreement by written notice to the Company or its representative pursuant to Section 13 (g) below, the Company shall provide Employee with certain benefits, including benefits to which he would not otherwise be entitled:

     (a) SALARY CONTINUATION. The Company shall pay Megaro his regular salary in effect as of his Termination Date, for the period September 2, 1999 through March 1, 2000 (the "Salary Continuation Period"), in the amount of Sixteen Thousand One Hundred Ninety Eight Dollars ($16,198.00) per month for a total amount during the Salary Continuation Period of Ninety-Seven Thousand One Hundred Eighty-Eight Dollars ($97,188.00). Payments shall be made on the Company's regular paydays, and shall be subject to usual and customary deductions required by law and Company policy. In the event of Megaro's death before the end of the Salary Continuation Period, any remaining payments due under this paragraph shall be paid to Megaro's estate.

     (b) GROUP HEALTH PLAN. Megaro shall be entitled to elect for himself and any of his dependents who are currently covered under the terms and conditions of the Company's group health plan "continuation coverage" as provided under Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), unless Megaro becomes re-employed and eligible to participate in another group health plan at any time during the Salary Continuation Period. To the extent that Megaro elects and is eligible for continuation coverage under COBRA, the Company will reimburse him for the cost of such continuation coverage for himself and his covered dependents during the Salary Continuation Period, unless such continuation coverage is earlier terminated as provided for above. Such reimbursements shall be treated as additional salary continuation and shall be subject to usual and customary deductions required by law and Company policy. After the Salary Continuation Period, Megaro shall bear the full cost of such continuation coverage, if available. In the event of Megaro's death before the end of the Salary Continuation Period, and to the extent Megaro's surviving dependents retain continuation coverage under COBRA after his death, the Company will reimburse them for the cost through the end of the Salary Continuation Period.

     (c) VACATION. Within thirty (30) days following the execution of this Agreement, the Company shall pay Megaro (or his estate in the event of his death) for the twenty (20) vacation days accrued but unused by Megaro through the Termination Date.

     (d) LIFE AND DISABILITY INSURANCE. Subject to any limitations imposed by applicable laws or by the underwriters of any group or individual life or disability insurance policies maintained by the Company, the Company shall continue its coverage of Megaro under such group or individual life and disability insurance policies through the Salary Continuation Period, and the Company shall bear a portion of the cost of such coverage in accordance with the Company's policies in effect as of the Termination Date. In the event Megaro becomes re-employed and eligible for such new employer's group or individual life or disability insurance coverage, then this benefit shall cease. If the Company is unable to continue such coverage and if such benefit is not otherwise terminated by re-employment, the Company shall pay to Megaro an amount sufficient on an after-tax basis to obtain such coverage (less any amount he would have otherwise been required to contribute to the cost of Company-provided coverage) through the end of the Salary Continuation Period. Such benefits or payments shall be treated as additional salary continuation and shall be subject to usual and customary deductions required by law and Company policy.

     (e) ATTORNEY'S FEES. The Company shall reimburse Megaro for the reasonable attorney's fees actually incurred by him in connection with the negotiation of the terms and provisions of this Agreement up to a maximum amount of $2,000.00, provided Megaro or his attorney provides the Company with the attorney's invoice for such fees, which invoice shall include an itemized statement of the fees charged. The Company shall reimburse Megaro for such fees within thirty (30) days following the Company's receipt of the attorney's invoice.

     (f) BONUS COMPENSATION. Megaro shall be paid a bonus for fiscal year 1998 in the amount of Thirty Seven Thousand Two Hundred Dollars ($37,200). This bonus payment shall be paid in one lump sum within three (3) business days following the date that this Agreement becomes effective or enforceable by reason of the
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
         expiration of the revocation period under Section 13(g). This bonus payment shall be subject to the usual and customary deductions required by law and Company policy. In the event of Megaro's death before this bonus payment is made, any remaining payments due under this paragraph shall be paid to Megaro's estate.

     SECTION 3. STOCK OPTIONS. Effective on April 3, 1998, the Company granted to Megaro certain stock options as evidenced by that certain Trimeris, Inc. Incentive Stock Option Agreement executed by the Company and Megaro (the "Option Agreement"). As of the Termination Date, Megaro had a vested right to exercise options to purchase certain shares of the Company's common stock. Megaro and the Company agree that paragraph 4(a) of the Option Agreement is hereby amended to provide, effective September 1, 1999, that the vesting schedule shall be accelerated by six (6) months. Accordingly, Megaro and the Company agree and acknowledge that Megaro shall have the vested right under the Option Agreement, as so amended, to exercise options to purchase up to 32,083 shares of the Company's common stock. Such right shall remain exercisable in accordance with and subject to the terms and provisions of the Option Agreement (including, but not limited to, terms relating to early expiration of exercise of options following termination of employment).

     SECTION 4. EMPLOYEE NOTES. As of September 1, 1999, Megaro is indebted to the Company under three (3) separate promissory notes dated May 2, 1997, June 2, 1997 and June 11, 1997 (the "Notes"). Each of the Notes, as amended, is due and payable in full on April 12, 2001, January 1, 2001 and January 1, 2001, respectively. As of September 1, 1999, the aggregate principal and accrued interest due on the Notes is Forty-Four Thousand Two Hundred Fifty-Five Dollars and no/100 Cents ($44,255.00). The Notes shall continue to bear interest in accordance with their respective terms, and shall be payable as stated therein. In the event Megaro does not make any required payments on the respective due dates thereof, the Company reserves the right in its discretion to apply any amounts otherwise payable to Megaro under Section 2 of this Agreement to the repayment of the Notes.

     SECTION 5. REPURCHASE OF RESTRICTED STOCK. Megaro is a party to Stock Restriction Agreements with the Company dated May 2, 1997, June 2, 1997 and June 11, 1997 (collectively, the "Stock Restriction Agreements"). In connection with the provisions of paragraphs 2 and 3 of each of the Stock Restriction Agreements, the Company hereby waives its right to exercise its Purchase Options with respect to all unvested shares of the Company's common stock previously purchased by Megaro under such Stock Restriction Agreements. All shares of common stock previously purchased by Megaro under the Stock Restriction Agreements (the "Restricted Shares") are, therefore, fully vested in Megaro (subject to the Company's rights under Stock Pledge Agreements between Megaro and the Company dated May 2, 1997, June 2, 1997, and June 11, 1997 (collectively, the "Stock Pledge Agreements")). Upon full payment of the Notes referenced in Section 4 above, all of the Restricted Shares shall be released from the applicable Stock Pledge Agreements in accordance with the respective terms of such Stock Pledge Agreements, and any certificates in the Company's custody shall be delivered to Megaro, and shall bear all applicable legends designating the shares as restricted. As transfer restrictions imposed by federal securities laws (including, but not limited to, restrictions under Rule 144 of the Securities Act of 1933, as amended) lapse, the Company will cooperate with Megaro in removing the related restrictive legends appearing on the certificates for the Restricted Shares
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
and at the appropriate time, the Company will provide a satisfactory opinion of counsel that any such Rule 144 holding periods applicable to the Restricted Shares have been satisfied.

     SECTION 6. LIMITATIONS ON RELEASES. Megaro has accrued as of the Termination Date certain vested rights to benefits under one or more employee pension benefit plans (as defined in the Employee Retirement Income Security Act of 1974, as amended) in particular, the Trimeris, Inc. 401(k) Plan maintained by the Company. Megaro shall be entitled to receive his vested accrued benefits under such employee pension benefit plans in accordance with their respective terms. The releases contained in this document do not waive or otherwise affect Megaro's rights to such vested accrued benefits. The releases contained in this document do not waive or otherwise affect Megaro's rights that may arise under this Agreement or Megaro's right to seek statutory indemnification, when applicable. Similarly, the Company has certain rights in the Inventions Agreement, the Notes, the Stock Restriction Agreements, the Stock Pledge Agreements and the Option Agreement, as modified by the provisions of Sections 3, 4, and 5 above (the "Megaro Agreements"). The releases contained in this document do not waive or otherwise affect (except as specified in Sections 3, 4 and 5 above) the Company's rights under the Megaro Agreements.

     SECTION 7. RELEASE OF CLAIMS. In consideration of the payments and benefits granted hereunder, Employee, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, the Company, its affiliated companies, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them (hereinafter referred to in this Section 7 as "Trimeris"), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that Employee may now have or has ever had against Trimeris by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

     This waiver, release and discharge includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, any contract of employment, whether express or implied, any promotions or demotions, compensation including commissions, short term or long term incentives, the Company's benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee's employment with the Company and the termination thereof. This waiver, release and discharge further applies but is not limited to any claims based on Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Act (41 U.S.C. ss. 1981 - 88), the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Vietnam Era Veterans' Readjustment Act, the Fair Labor Standards Act, the Workers Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act (all as they may be amended), and any other applicable federal, state or local laws, ordinances and regulations including those relating to discrimination to the extent permitted by law.

     Employee expressly waives all claims, including those which he does not know or suspect to exist in his favor as of the date of this Agreement against Trimeris. As used herein, the parties understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against Trimeris recited in Section 7 hereof or otherwise arising from Employee's employment with the Company, the termination thereof or any other conduct or negotiations occurring on or prior to the date Employee signs this Agreement. All such claims are forever barred by this Agreement whether they arise in contract or tort or under a statute or any other law. The final release of all claims by Employee against Trimeris constitutes a material part of the consideration flowing from Employee to Trimeris under this Agreement, and each of the individuals and entities included within the term "Trimeris" is an intended beneficiary of this consideration.

     SECTION 8. COOPERATION. Megaro hereby agrees to reasonably cooperate with the Company, now or at any time in the future at the Company's request or in accordance with any court order, in any investigation, analysis, proceeding, charge, claim, complaint, demand, cause of action, deposition, arbitration or trial arising out of or relating to matters and things which occurred during Megaro's employment with the Company. The Company shall reimburse Megaro for the reasonable out-of-pocket expenses actually incurred by him in connection with such cooperation, provided that Megaro submits to the Company an itemized statement of such expenses supported by receipt(s). The Company shall reimburse Megaro for such expenses within thirty (30) days following the Company's receipt of the expense statement.

     SECTION 9. CONFIDENTIAL TERMS. Employee and the Company agree that each will keep the contents of this Agreement (including its existence and the terms and provisions thereof) and the negotiations leading to it completely confidential, that neither will hereafter publish or disclose any information concerning such matters to anyone, and that each shall take every reasonable precaution to prevent the direct or indirect disclosure of such information to third parties, provided that the foregoing provisions shall not be construed to prevent Employee from disclosing such matters to his family, accountant and/or any attorney consulted by him or from disclosing the existence of this Agreement and non-compete provisions to prospective future employers or to prevent the Company from disclosing such matters to its accountants and attorneys, and provided further that Employee may also make such disclosures as are finally compelled by law provided Employee gives the Company immediate notice of such legal process in order that the Company shall have the opportunity to object to the disclosure of such information. Notwithstanding the foregoing, the Company shall have the right to make any and all disclosures as it determines to be necessary to comply with any judicial order or the requirements of any law (including, without limitation, any requirement to disclose the terms of this Agreement or to include this Agreement in any filing with the Securities and Exchange Commission), and any such disclosures shall not have the effect of terminating or waiving the continuing confidentiality obligations of the parties hereunder.

     SECTION 10. PRESERVATION OF COMPANY CONFIDENTIAL INFORMATION. Employee shall not use for himself, publish or disclose to any third party any confidential or proprietary information concerning the Company or its business which was acquired or learned during the course of Employee's employment with the Company. By way of example and not limitation, such information includes management organization, salary structures, financial results and conditions, product quality, product pricing, transfer pricing, production capacity, customer and vendor lists, pricing, contacts and preferences, customer product configurations, marketing and sales strategies and plans, inventions, research and product development, trade secrets, patents, severance agreements with other employees, MIS and telecommunications codes, and other business activities, strategies and plans. Employee acknowledges, ratifies and reaffirms without limitation all of the terms and conditions stated in that certain Proprietary Information and Inventions Agreement between Employee and the Company and dated March 10, 1995 (the "Inventions Agreement"), including but not limited to the Statement Regarding Proprietary Information and Inventions Agreement executed by Employee and dated March 10, 1995. Further, Employee agrees that immediately upon the execution of this Agreement, Employee will return all Company property loaned to Employee during the course of his employment with the Company, including, but not limited to, laptop computers, mobile phones, fax machines and printers.

     SECTION 11. AGREEMENT NOT TO COMPETE. Megaro agrees that for a period of six (6) months following the Termination Date, Megaro shall not, directly or indirectly, acting alone or as a member of a partnership or as an officer, director, stockholder, employee, consultant or representative of any company or other business entity, (i) engage in any business activity anywhere in the world involving viral membrane fusion or peptide manufacturing, or (ii) request any present or future customers or suppliers of the Company to curtail or cancel their business with the Company. Megaro further agrees that for a period of six
(6) months following the Termination Date, Megaro will not induce or attempt to induce, directly or indirectly, any employees or consultants of the Company to terminate his or her employment or association with the Company or any successors or affiliates. The foregoing shall apply during the aforesaid six (6) month period whether Megaro is contacted directly by such employee or consultant or otherwise.

     SECTION 12. NONDISPARAGEMENT. Employee agrees that he will not denigrate, defame, disparage or cast aspersions upon collectively, the Company, its affiliated companies, and each of their respective officers, directors, employees, stockholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them (hereinafter referred to in this Section 12 as
"Trimeris") or any of Trimeris' employees, past or present, or products or activities of Trimeris, to anyone, whether in the employ of Trimeris or elsewhere. Employee further agrees that he will use all reasonable efforts to prevent any member of his immediate family from denigrating, defaming, disparaging or casting aspersions upon Trimeris or any of Trimeris' employees, past or present, or products or activities of Trimeris, to anyone, whether in the employ of Trimeris or elsewhere. The Company agrees that it will not denigrate, defame, disparage or cast aspersions upon Megaro and the Company will instruct its' officers and directors not to denigrate, defame, disparage or cast aspersions upon Megaro.

     SECTION 13. EMPLOYEE ACKNOWLEDGEMENTS. Employee understands and agrees that
Employee:

     (a) Has carefully read and fully understands all of the provisions of this Agreement;

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
     (b) Has been offered a full twenty-one (21) days from receipt of this Agreement to consider its terms, and having had adequate opportunity to consider the terms of the Agreement and consult with advisors of his choice, has elected to sign the Agreement as of the date hereof;

     (c) Is, through this Agreement, releasing Trimeris from any and all claims Employee may have against Trimeris, including but not limited to claims under the Age Discrimination in Employment Act, as amended;

     (d) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

     (e) Knowingly and voluntarily intends to be legally bound by the same;

     (f) Was advised and is hereby advised in writing to consider the terms of this Agreement and to consult with an attorney of Employee's choice prior to executing this Agreement; and

     (g) Has a full seven (7) days following his execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. Revocation must occur by hand delivery of a letter of revocation to Dani P. Bolognesi at Trimeris, Inc., 4727 University Drive, Durham, NC 27707, on or before the end of the business day on September 10, 1999.

     (h) Is receiving under this Agreement severance benefits and stock options to which he would not otherwise be entitled;

     (i) Will not retain any materials, supplies, equipment, originals or copies of any Company or other business records, documents, or data.

     SECTION 14. INJUNCTIVE RELIEF. Megaro acknowledges and recognizes that a violation of this Agreement and its covenants will cause irreparable damage to the Company and that it will have no adequate remedy at law for such violation. Accordingly, Megaro agrees that the Company will be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any violation of the Agreement. This right to injunctive relief will be cumulative and in addition to whatever remedies the Company may otherwise have at law.

     SECTION 15. LEGAL PROCEEDINGS; AGREEMENT AS A DEFENSE. This Agreement may be plead as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement, except for an action based on a breach of this Agreement. If, contrary to this Agreement, Megaro files a lawsuit or other legal proceeding against the Company, the Company shall have the option, in its sole discretion, either to raise this Agreement as a defense or to rescind this Agreement, in which case Megaro shall refund to the Company all amounts paid to him pursuant to Section 2 hereunder and no further payments shall be due to Megaro under Section 2. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent either party from pursuing claims against the other for breach of this Agreement and from recovering appropriate legal or equitable relief in connection with such claims.
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
     SECTION 16. GOVERNING LAW. This Agreement shall be governed by the laws of the State of North Carolina. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

     SECTION 17. NO OTHER BENEFITS. Megaro acknowledges that, except as set forth herein, he is not entitled to any compensation, monies or benefits from the Company, including but not limited to compensation for accrued vacation, bonuses, commissions, expenses or other forms of compensation or benefits. Megaro hereby waives all rights to any payments other than for outstanding bona fide business expenses incurred by Megaro on behalf of the Company prior to September 1, 1999.

     SECTION 18. ENTIRE AGREEMENT. This Agreement represents and contains the entire agreement and understanding between Megaro and the Company with respect to its subject matter, and it supersedes any and all prior oral and written agreements and understandings, and no representation, warranty, condition, understanding, or agreement of any kind with respect to the subject matter of this Agreement will be relied upon by Megaro unless specifically incorporated in this Agreement; provided, however, that the Option Agreement, the Stock Restriction Agreements, the Notes, the Inventions Agreement and the Stock Pledge Agreements, will each remain in full force and effect, except to the extent expressly modified or amended hereunder. Further, this Agreement is intended to be a binding contract between the parties and shall not be modified, except by writing signed by both parties.

     SECTION 19. TAX WITHHOLDING. Certain payments made under this Agreement may be subject to required income and other tax withholdings. Megaro will be responsible for any taxes which may be due as a result of any payments made by the Company or benefits otherwise provided as described above, and Megaro agrees to indemnify and hold the Company harmless from any claim and expense that the Company may incur as a result of any failure by Megaro to pay any such taxes.

     SECTION 20. NO ADMISSIONS. Megaro acknowledges and agrees that the payments by the Company, releases and other consideration described in this Agreement are offered and exchanged in good faith and will not, for any purpose, be considered as admissions of liability on the part of the Company, by whom liability is expressly denied, and no past or present wrongdoing on the part of the Company is implied by such payments, releases or other consideration under the terms of this Agreement.

     SECTION 21. SEVERABILITY. In the event any provision of this Agreement is determined by a court or other tribunal to be unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties' economic intentions.

     SECTION 22. ASSIGNMENT OF CLAIMS. Employee warrants to the Company that he has not assigned any claim or cause of action released herein.

     SECTION 23. COUNTERPARTS. This document may be executed in multiple counterparts, each of which shall be considered an original.

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     SECTION 24. VOLUNTARY AGREEMENT.  EMPLOYEE  ACKNOWLEDGES AND AGREES THAT HE
HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT HE HAS HAD ADEQUATE TIME AND A REASONABLE OPPORTUNITY TO REVIEW THE PROVISIONS OF THIS AGREEMENT, HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY THE COMPANY OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT'S SUBJECT MATTER AND/OR EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Megaro has executed this Agreement, all as of the 3rd day of September, 1999.

EMPLOYEE:                                            TRIMERIS, INC.

/s/ Matthew A. Megaro                                By: /s/ Dani P. Bolognesi
---------------------                                    ---------------------
Matthew A. Megaro                                        Dani P. Bolognesi,
                                                         Ph.D. Chief Executive
                                                         Officer and Chief
                                                         Scientific Officer


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